EXHIBIT 99.1

NEWS RELEASE

For Release on January 26, 2007	Contact: Frank Romejko
4:00 PM (ET) (925) 328-4650 x 4614	Corporate Controller
Giga-tronics Reports Third Quarter FY 2007 Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit of $58,000 or $0.01 per fully diluted share for the three months ended December 30, 2006. This compares with the net profit of $30,000 or $0.01 per fully diluted share for the same period a year ago. Net loss for the nine months ended December 30, 2006 was $1,372,000 or $0.29 per fully diluted share compared with a net loss of $874,000 or $0.18 per fully diluted share for the same period last year.
     Orders booked for the third quarter of fiscal 2007 were $3,714,000 as compared to $3,995,000 for the third quarter of fiscal 2006. Book to bill ratio is 0.67 versus 0.72 for the same period a year ago. Orders for the nine months ended December 30, 2006 increased 10% to $12,459,000 as compared to $11,335,000 for the same period a year ago.
     Net sales increased 1% to $5,564,000 in the third quarter of fiscal 2007 versus $5,537,000 in the third quarter of fiscal 2006. Net sales for the nine months ended December 30, 2006 decreased 14% to $12,884,000 from $14,934,000 for the same period in the prior year.
     Backlog at quarter end was $9.9 million (approximately $6.4 million is shippable within one year) as compared to $12.1 million (approximately $6.3 million shippable within one year) at third quarter end of the prior year.
     Cash and cash equivalents were $2,646,000 at December 30, 2006 compared to $3,286,000 as of September 30, 2006.
     In an effort to improve results and make optimal use of its resources, Giga-tronics has decided to integrate all ASCOR and Instrument Division engineering and manufacturing activities at the San Ramon, California facility. The Microsource subsidiary, located in Santa Rosa, California, will remain strictly a manufacturing operation, with all product development work being performed in San Ramon.

     Management is in the process of estimating the financial impact of the restructuring on the Company’s fourth quarter results.
     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the third quarter results. To participate in the call, dial (612) 288-0329. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of January 26, 2007 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 30, 2006	March 25, 2006
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,646	$3,412
Notes receivable, net	—	3
Trade accounts receivable, net	2,739	3,435
Inventories	5,735	4,813
Prepaid expenses	174	219

Total current assets	11,294	11,882

Property and equipment, net	336	337
Other assets	93	127

Total assets	$11,723	$12,346

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,392	$870
Accrued commissions	215	171
Accrued payroll and benefits	801	781
Accrued warranty	196	250
Customer advances	739	521
Other current liabilities	384	433

Total current liabilities	3,727	3,026
Deferred rent	151	222

Total liabilities	3,878	3,248

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at December 30, 2006 and March 25, 2006	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,809,021 shares at December 30, 2006 and March 25, 2006 issued and outstanding	13,122	13,003
Accumulated deficit	(5,277)	(3,905)

Total shareholders’ equity	7,845	9,098

Total liabilities and shareholders’ equity	$11,723	$12,346

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(In thousands except per share data)	December 30, 2006	December 24, 2005	December 30, 2006	December 24, 2005
(Unaudited)
Net sales	$5,564	$5,537	$12,884	14,934

Cost of sales	3,170	3,203	7,434	8,732

Gross profit	2,394	2,334	5,450	6,202

Product development	949	883	2,848	2,892
Selling, general and administrative	1,429	1,434	4,094	4,218

Operating expenses	2,378	2,317	6,942	7,110

Operating income (loss)	16	17	(1,492)	(908)

Interest income, net	25	10	91	24

Income (loss) from continuing operations before income taxes	41	27	(1,401)	(884)
Provision for income taxes	—	—	1	4

Income (loss) from continuing operations	41	27	(1,402)	(888)
Income on discontinued operations, net of income taxes	17	3	30	14

Net income (loss)	$58	$30	$(1,372)	$(874)

Basic earnings (loss) per share:
From continuing operations	$0.01	$0.01	$(0.29)	$(0.18)
On discontinued operations	0.00	0.00	0.00	0.00

Basic net income (loss) per share	$0.01	$0.01	$(0.29)	$(0.18)

Diluted earnings (loss) per share:
From continuing operations	$0.01	$0.01	$(0.29)	$(0.18)
On discontinued operations	0.00	0.00	0.00	0.00

Diluted net income (loss) per share	$0.01	$0.01	$(0.29)	$(0.18)

Shares used in per share calculation:
Basic	4,809	4,809	4,809	4,773
Dilutive	4,884	4,917	4,809	4,773